Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Team, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statement (No. 333-184345, No. 333-119346, No. 333-119344, No. 333-119341) on Form S-8 of Team, Inc. and Subsidiaries of our reports dated August 8, 2014, with respect to the consolidated balance sheets of Team, Inc. as of May 31, 2014, and 2013, and the related consolidated statements of income, shareholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended May 31, 2014, which report appears in the fiscal year 2014 annual report on Form 10-K of Team, Inc.

(signed) KPMG LLP

Houston, Texas

August 8, 2014